EXHIBIT 99.1

Contact Information:
Roger Coomber, CEO
Tel: 011-44-[0] 161-236-7850

                  tds (Telemedicine) Inc. (formerly Surf Group)
                  Has Changed Name, Accountants and Fiscal Year

Newark, New Jersey, February 13, 2003 - tds (Telemedicine) Inc. (OTCBB: TDST) announced today that it began operating under its current name that reflects the Company's commitment to bring diagnostic telemedicine services to the United States that had been developed and successfully launched in the United Kingdom. The Company's prior name Surf Group Inc. reflected its original clothing business prior to the change of control of the Company by present management in December 2002. The Company shall continue to have 100,000,000 post forward-split shares of Common Stock authorized of which there are 66,007,296 shares currently issued and outstanding. The Company's CUSIP number has changed to 87237Q 10 4 and its former trading symbol "SRFG" has now been changed to "TDST" as a result of the name change.

      "tds (Telemdicine) is a name that is widely known in the United Kingdom among dermatogists", said Chief Executive Officer Roger Coomber, "and we are bringing to North America the same innovative "store and forward" diagnostic telemedicine services in the fields of dermatology and diabetic retinopathy."

      The Company further announced that it would change its accountants to Weaver & Tidwell of Dallas, Texas which will report on the Company's telemedicine diagnostic services business starting in Texas. The Company's previous principal accountant was Stewart H. Benjamin CPA P.C., which previously reported on the Company's now discontinued clothing business.

      The Company finally announced that it has changed its fiscal year end from October 31st to December 31st to better reflect the business cycle both here in the United States and of its operating subsidiaries in the United Kingdom.

      The Company is now solely engaged in the diagnostic telemedicine services business where its wholly owned subsidiary TDS (Telemedicine) Limited has been in operation in the United Kingdom since January 1998 and expects to commence operations in Texas in the first quarter of 2003.

      Forward Looking Statements

      Some of the statements in this news release are forward looking statements and we caution our shareholders and others that these statements involve certain risks and uncertainties. Factors that may cause actual results to differ from expected results include the success of the Company in expanding the telemedicine business to the United States, the effects of various health care rules and regulations, the Company's ability to obtain necessary funding when needed, and other business factors. Investors should also review other risks and uncertainties discussed in Company documents filed with the Securities and Exchange Commission.


                                       6